UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2009
Plains All American Pipeline, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-14569 (Commission File Number)	76-0582150 (IRS Employer Identification No.)
333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-646-4100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On September 3, 2009, the General Partner of Plains All American Pipeline, L.P. (the “Partnership”) executed Amendment No. 6 (the “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”). The Amendment was executed in connection with the Partnership’s previously announced acquisition of the remaining 50% indirect member interest in PAA Natural Gas Storage, LLC, which closed on September 3, 2009 (the “PNGS Acquisition Closing Date”).
     Pursuant to the terms of the Amendment, the amounts payable pursuant to the Incentive Distribution Rights of the Partnership under the Partnership Agreement shall be adjusted commencing with the payment date of the first quarterly distribution declared and paid after the PNGS Acquisition Closing Date that equals or exceeds $0.92 per unit (the “Incremental IDR Reduction Date”). The Amendment provides for the adjustment of the Incentive Distribution Rights as follows: (i) for the quarterly distribution paid on the Incremental IDR Reduction Date and the three quarterly distributions declared and paid following the Incremental IDR Reduction Date, any distributions to the holder(s) of the Incentive Distribution Rights shall be reduced by $1,250,000 per quarter, and (ii) for the four quarterly distributions declared and paid thereafter, such distributions shall be reduced by $750,000 per quarter. The reductions shall be an aggregate of $5 million for the first four quarters (commencing with and including the Incremental IDR Reduction Date) and $3 million for the following four quarters, for an aggregate of $8 million over eight quarters.
     A copy of the Amendment is filed as Exhibit 3.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit 3.1	Amendment No. 6 dated September 3, 2009 to Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: September 3, 2009	By:	PAA GP LLC, its general partner
	By:	Plains AAP, L.P., its sole member
	By:	Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore Name: Tim Moore
Title: Vice President

INDEX TO EXHIBITS

Exhibit
No.	Description

3.1	Amendment No. 6 dated September 3, 2009 to Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P.